PROSPECTUS SUPPLEMENT NO. 2 (To Prospectus dated November 7, 2012 and Prospectus Supplement No. 1 dated December 5, 2012)	Filed Pursuant to Rule 424(b)(3) Registration No. 333-184110

SAVVY BUSINESS SUPPORT, INC.

90,000,000 Shares of Common Stock

$0.10 per Share

This Prospectus Supplement No. 2 (this “Supplement”) supplements the Prospectus, dated November 7, 2012 (the “Prospectus”) which forms a part of our Registration Statement on Form S-1 (File No. 333-184110). This Supplement and Prospectus relate to the resale by the selling stockholders identified in the Prospectus (the “Selling Stockholders”) of up to 90,000,000 shares (the “Shares”) of common stock, par value $0.0001 per share (the “Common Stock”), of Savvy Business Support, Inc. (the “Company”) issuable upon the conversion of 4,500,000 shares of Series A Convertible Preferred Stock, par value $0.0001 per share, of the Company. The Shares of Common Stock are being offered by the Selling Stockholders.

The Company is not selling any of the Shares and, as a result, it will not receive any proceeds from the sale of the Shares covered by the Prospectus and this Supplement. All of the net proceeds from the sale of the Shares will go to the Selling Stockholders.

This Supplement contains Amendment No.1 to the Company’s Form 8-K/A filed by the Company with the Securities and Exchange Commission on December 19, 2012 (the “Form 8-K/A”) and updates, amends and supplements the information included or incorporated by reference in the Prospectus. The Form 8-K/A pertains to the Company’s Series B Non-Convertible Preferred Stock sold to Virginia K. Sourlis on November 8, 2012. This Supplement should be read in conjunction with the Prospectus, which is to be delivered with this Supplement. If there is any inconsistency between the information in this Supplement and the Prospectus, you should rely on the information in this Supplement. This Supplement is not complete without, and may not be delivered or utilized except in connection with, the Prospectus, including any amendments or supplements to it.

Investing in the Shares involves a high degree of risk. You should carefully consider the risk factors beginning on page 6 of the Prospectus before purchasing any Shares.

NEITHER THE SECURITIES AND EXCHANGE COMMISSION NOR ANY STATE SECURITIES COMMISSION HAS APPROVED OR DISAPPROVED OF THESE SECURITIES OR DETERMINED IF THIS PROSPECTUS IS TRUTHFUL OR COMPLETE. ANY REPRESENTATION TO THE CONTRARY IS A CRIMINAL OFFENSE.

The date of this Prospectus Supplement is December 19, 2012

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UNITED STATES
SECURITIES AND EXCHANGE COMMISSION

 Washington, D.C. 20549

FORM 8-K/A

(Amendment No. 1)

CURRENT REPORT

Pursuant to Section 13 OR 15(d) of

The Securities Exchange Act of 1934

Date of Report (Date of earliest event reported): November 8, 2012

Commission File No. 333-167130

SAVVY BUSINESS SUPPORT, INC.

(Exact name of small business issuer as specified in its charter)

Nevada	27-2473958
(State or other Jurisdiction of Incorporation or Organization)	(I.R.S. Employer Identification No.)

The Courts of Red Bank 130 Maple Avenue, Suite 9B2 Red Bank, New Jersey	07701
(Address of Principal Executive Offices)	(Zip Code)

Issuer’s Telephone Number: (732) 530-9007

Not Applicable

(Former name or former address, if changed since last report.)

With a copy to:

Philip Magri, Esq.

The Sourlis Law Firm

The Courts of Red Bank

130 Maple Avenue, Suite 9B2

Red Bank, New Jersey 07701

Direct Dial: (954) 303-8027

T: (732) 530-9007

F: (732) 530-9008

philmagri@sourlislaw.com

www.SourlisLaw.com

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2. below):

[ ]	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

[ ]	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

[ ]	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

[ ]	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 3.02, Unregistered Sales of Equity Securities.

On November 8, 2012, Savvy Business Support, Inc., a Nevada corporation (the “Company,” “we,” “us,” “our” and similar terms), sold an aggregate of 100 shares of Series B Non-Convertible Preferred Stock to Virginia K. Sourlis, the Company’s sole director and officer (President) for an aggregate purchase price of $10.00. The Company sold these securities under Section 4(2) of the Securities Act of 1933, as amended (the “Securities Act”), since the sale by did not involve a public offering of securities. The offering was not a “public offering” as defined in Section 4(2) due to the insubstantial number of persons involved in the deal, size of the offering, manner of the offering and number of securities offered. The Company did not undertake an offering in which it sold a high number of securities to a high number of investors. In addition, the investor represented that he had the necessary investment intent as required by Section 4(2) and agreed to and received share certificates bearing a legend stating that such securities are restricted pursuant to Rule 144 of the Securities Act. This restriction ensures that these securities would not be immediately redistributed into the market and therefore not be part of a “public offering.” Based on an analysis of the above factors, the Company has met the requirements to qualify for exemption under Section 4(2) of the Securities Act for this transaction.

Series B Non-Convertible Preferred Stock

On November 8, 2012, the Company’s Board of Directors designated 100 shares of Preferred Stock as “Series B Non-Convertible Preferred Stock” and the Company filed a Certificate of Designation with the Secretary of State of the State of Nevada therein designating and establishing the class of Series B Non-Convertible Preferred Stock (the “Series B Preferred Stock”).

The outstanding shares of Series B Preferred Stock shall vote together with the shares of Common Stock and other voting securities of the Company as a single class and, regardless of the number of shares of Series B Preferred Stock outstanding and as long as at least one of such shares of Series B Preferred Stock is outstanding, such share shall represent eighty percent (80%) of all votes entitled to be voted at any annual or special meeting of stockholders of the Company or action by written consent of stockholders. Each outstanding share of the Series B Preferred Stock shall represent its proportionate share of the 80% which is allocated to the outstanding shares of Series B Preferred Stock.

The 80% voting rights of the Series B Preferred Stock essentially renders the voting power of the Common Stock, or any other outstanding voting securities, meaningless. The shares of the Series B Preferred Stock were issued to preserve Ms. Sourlis’ control of the Company. The shares of Series B Preferred Stock are not convertible into any other securities of the Company, including Common Stock, and therefore do not dilute the Company’s outstanding Common Stock. However, in the event of a liquidation of the assets of the Company, the liquidation rights of the Series B Preferred Stock are superior to those of the Common Stock. After the preferential liquidation rights of the Series A Convertible Preferred Stock and Series B Preferred Stock are satisfied, there might not be any remaining assets for the holders of the Company’s Common Stock.

Item 9.01 Financial Statements and Exhibits.

Exhibit Number	Description of Exhibits

3.1	Certificate of Designation of Series B Non-Convertible Preferred Stock

SIGNATURES

In accordance with the requirements of the Exchange Act, the registrant caused this report to be signed on its behalf by the undersigned, there unto duly authorized.

SAVVY BUSINESS SUPPORT, INC.

Date: December 19, 2012	By:	/s/ VIRGINIA K. SOURLIS
	Name:	Virginia K. Sourlis
	Title:	President and Sole Director
(Principal Executive Officer, Principal Financial and Principal Accounting Officer)